Exhibit 23.3

Consent of Independent Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Chesapeake Lodging Trust for the registration of preferred shares, common shares, warrants, rights and units of our report dated February 26, 2011, on the financial statements of NJA Hotel, LLC, which report appears in Chesapeake Lodging Trust’s Current Report on Form 8-K filed February 28, 2011 with the Securities and Exchange Commission. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Reznick Group, P.C.

Bethesda, Maryland

August 13, 2012